Exhibit 23.4

CONSENT OF WWC, P.C., INDEPENDENT REGISTERED PUBLIC ACCOUNTING

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated May 1, 2023 in the Registration Statement on Form F-1, relating to the audit of the consolidated balance sheets of Lixiang Education Holding Co., Ltd. (the “Company”) as of December 31, 2022, and the related consolidated statements of comprehensive (loss)/income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
November 29, 2024	Certified Public Accountants
PCAOB ID: 1171